Exhibit 99.1

Beeline taps Crypto Ecosystem to Unlock Real Estate Liquidity for consumers through a Stablecoin Funding

Beta closings begin in June; full-scale launch hits late July

Homeowners unlock equity for cash—no debt, no interest, no monthly payments

PROVIDENCE, RI / June 4, 2025 / Beeline Holdings, Inc., (Nasdaq: BLNE) the fast-growing digital mortgage platform that shortens the path to homeownership, today announced the upcoming launch of a new home equity access product that allows homeowners to convert a portion of their home equity into immediate cash—without incurring debt or monthly payments.

Beeline has partnered with a company (“RealCo”), which is co-owned by Beeline’s principal shareholder and CEO. RealCo will issue stablecoins to access capital to purchase equity from homeowners seeking liquidity. RealCo is engaging with Beeline, which will source consumers and provide services. Beeline Title will provide title and escrow services.

This innovative product will be funded through a stablecoin-backed model, offering homeowners a fast and flexible alternative to traditional refinancing or HELOCs. The hard launch is scheduled for late July, with beta transactions beginning in June. The coins will be backed by ownership through a fractional deed on the property. RealCo will acquire a minority ownership in homes (up to 49%) as a nominee for the funders who will receive the stablecoins. Homeowners selling equity can opt to receive RealCo-issued stablecoins or US dollars.

Unlike conventional lending products, this is not a loan transaction, tied to interest rates, or a buy-back obligation, allowing Beeline to generate consistent revenue in any rate environment. The company expects this to drive faster percentage-based revenue growth than traditional mortgage lenders, and with the fees, it expects to be well-positioned to reach operational profitability beginning in Q4 2025. Early market feedback indicates strong demand from equity-rich homeowners seeking liquidity without selling their property or incurring additional monthly obligations. RealCo will initially launch in approximately ten thousand US zip codes and will only enter into equity purchases on homes with a value of $ 1 million or more.

“Provided there’s equity in the home, RealCo will mint coins at closing, which may then be converted into U.S. dollars,” said Nick Liuzza, CEO of Beeline Holdings. “This model enables us to provide homeowners with liquidity quickly, with an unprecedented model. The stablecoin mechanism becomes the catalyst for funding, and the stablecoin is secured by property recorded in 1:1 in the blockchain and in the public record.”

As the crypto ecosystem continues to gain mainstream adoption, with Bitcoin reaching new levels of institutional recognition, Beeline’s use of blockchain-native funding infrastructure represents a first-of-its-kind application in real estate finance. While Bitcoin itself is not used directly in these transactions, the overall architecture reflects the increasing integration of traditional asset classes with blockchain-backed liquidity models.

Participating homeowners will receive cash at closing and won’t be required to repay the funds until the property is sold. Upon sale, RealCo, as nominee for the token holders, will receive its pro rata percentage of the net proceeds. All ownership privileges remain intact, provided property taxes are kept current.

“As we enter discussions with new investors, it’s critical to provide transparency about this expansion,” added Liuzza. “This product represents a major opportunity.”

Beeline’s existing product suite includes both conventional mortgage offerings and a range of non-QM loan programs, many of which are optimized for 1099 earners, self-employed borrowers, and younger homeowners. The company emphasized that this new product is an addition, not a pivot, from its core model.

“We’re not shifting focus,” said Jess Kennedy, COO of Beeline. “We’re simply adding more firepower to our arsenal that meets the evolving needs of today’s homeowners.”

The product is expected to benefit individuals who don’t qualify for traditional cash-out refinancing or HELOCs but have meaningful equity. Beeline anticipates additional use cases to emerge as the product rolls out to a wider audience in the months ahead.

About Beeline https://makeabeeline.com/

Beeline Financial Holdings, Inc. is a trailblazing mortgage fintech transforming the way people access property financing. Through its fully digital, AI-powered platform, Beeline delivers a faster, smarter path to home loans—whether for primary residences or investment properties. Headquartered in Providence, Rhode Island, Beeline is reshaping mortgage origination with speed, simplicity, and transparency at its core. The company is a wholly owned subsidiary of Beeline Holdings and also operates Beeline Labs, its innovation arm focused on next-generation lending solutions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s prospective new home equity access product, the timing, features, and demand for such product, and the benefits thereof including revenue growth and the potential to achieve profitability in Q4 2025. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the ultimate interest of homeowners in unlocking liquidity and Beeline’s ability to attract homeowners, its reliance on RealCo to raise capital to fund the real estate transactions, and the Risk Factors contained in our Form 10-K filed April 15, 2025. Any forward-looking statement made by us in this presentation speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

ir@makeabeeline.com